Exhibit 99.1

Contact:	Brian Turner
Chief Financial Officer
425-943-8000

Media Contact:	Marci Maule
Director of Public Relations
425-943-8277

COINSTAR ANNOUNCES SECOND QUARTER REVENUE OF $47.8 MILLION AND

$0.21 PER FULLY DILUTED SHARE

BELLEVUE, Wash.—July 29, 2004—Coinstar Inc. (NASDAQ: CSTR) today announced results for the three-month period ended June 30, 2004.

Highlights for the second quarter of 2004 were as follows:

•	Quarterly revenue - $47.8 million

•	13.7% same store sales growth

•	EBITDA[1] - $14.7 million (see Appendix A)

•	Free cash flow[2] - $5.7 million (see Appendix A)

For the second quarter of 2004, Coinstar Inc. achieved revenue of $47.8 million and net income of $4.6 million or $0.21 per fully diluted share. Second quarter results compare favorably to second quarter 2003 revenues of $43.1 million and net income of $4.2 million or $0.19 per fully diluted share.

“Much like the first quarter of 2004, we are pleased that second quarter results exceeded expectations. We experienced solid same store sales growth and unit placements, and we continued to strengthen our relationships with our retail partners as evidenced by Albertsons’ nation-wide adoption of our e-payment services,” stated Dave Cole, Chief Executive Officer of Coinstar. “We are also proud to have achieved these results at a time when we were closing the ACMI acquisition and subsequent debt financing. The acquisition and funding were completed as planned, and we are now moving forward with a more diversified business platform characterized by complementary product lines and broader distribution channels.”

Recent Events

During the second quarter, Coinstar announced a definitive agreement to purchase American Coin Merchandising Inc. (“ACMI”) and its parent company, ACMI Holdings, Inc. for $235 million in cash. ACMI, operating as SugarLoaf Creations, is a leading owner and operator of coin-operated amusement vending equipment in the United States, with more than 167,000 machines in over 18,000 locations including mass merchants, supermarkets, warehouse clubs, restaurants, entertainment centers, and truck stops. The acquisition, which closed on July 7, 2004, broadens Coinstar’s platform to include over 40,000 distribution points.

Concurrent with the closing of the ACMI acquisition on July 7, 2004, the Company announced that it had successfully raised $310 million in debt financing. The new borrowings include a five year, $60 million revolving credit facility and a seven year, $250 million term loan. The proceeds were primarily used to fund the acquisition with the balance used for general corporate and working capital purposes.

On July 29, 2004, the Company announced that Albertson’s, Inc. (NYSE: ABS), one of its largest retail partners, is rolling out Coinstar’s e-payment products and services in over 1,800 grocery and drug store locations in the United States. Coinstar® Centers with self-service coin counting are currently installed in more than 1,650 Albertsons supermarkets and more than 150 drug store locations. By the end of this year, Coinstar expects all 1,800 installed Albertsons locations to be equipped with its e-payment services, including prepaid wireless airtime and Green Dot™ Prepaid MasterCard® cards.

Also during the quarter Coinstar signed an exclusive agreement with Financial Supermarkets Inc. (“FSI”), a wholly-owned subsidiary of Community Bank & Trust located in Georgia. Under the terms of the agreement, FSI will market and distribute Coinstar coin-counting machines in banks and other financial institutions throughout the United States.

Rich Stillman, President of Coinstar Inc. stated, “As we look to the second half of 2004, we believe our expanded product offerings, advanced technology, and outstanding field service capabilities uniquely position Coinstar to generate significant value for an increasingly diverse set of retailers. We are a single-source supplier for retailers seeking to maximize the revenue per square foot from the front end of their stores.”

2004 Expectations

Management estimates that revenue for the third quarter ended September 30, 2004, will range from $101.0 to $108.0 million. This estimate includes revenue from ACMI from the purchase date of July 7, 2004 through the close of the third quarter.

As stated in Coinstar’s May 24, 2004 press release, the Company expects the ACMI transaction to be accretive within the first twelve months, excluding the effects of the amortization of intangible assets. The Company is in the process of obtaining an independent valuation of certain of ACMI’s tangible and intangible assets which will enable the Company to determine purchase price allocations including amounts assigned to intangible assets and goodwill. As a result, reported GAAP earnings per share will be impacted by the non-cash accounting charges related to such amortization of intangible assets. Until these valuations are obtained, management cannot estimate GAAP EPS for the combined companies.

Conference Call

Coinstar Inc. announced that a conference call to discuss the second quarter will be broadcast live over the Internet today, Thursday, July 29, 2004, at 4:30 p.m. Eastern time. The Webcast will be hosted at the About Us – Investor Relations section of Coinstar’s Web site at www.coinstar.com.

About Coinstar Inc.

Coinstar Inc. (NASDAQ: CSTR), founded in 1991, pioneered self-service coin counting to provide consumers a convenient and innovative means to convert loose coins into cash. Today, Coinstar Inc. is a multi-national company offering a range of products consisting of coin counting, electronic payment solutions, and amusement vending at more than 40,000 retail locations including supermarkets, drug stores, mass merchants, truck stops and restaurants. American Coin Merchandising Inc. and Cell Cards of Illinois, L.L.C., operate as wholly-owned subsidiaries of Coinstar Inc. For more information visit www.coinstar.com.

# # #

This press release contains forward-looking statements relating to Coinstar, Inc.’s anticipated growth and future operating results that involve a number of risks and uncertainties. These are forward-looking statements for purposes of the safe harbor provisions under the Private Securities Litigation Reform Act of 1995. The words “believe,” “expect,” “intend,” “anticipate,” “goals,” variations of such words, and similar expressions identify forward-looking statements, but their absence does not mean that the statement is not forward-looking. The forward-looking statements are not guarantees of future performance and actual results may vary materially from the results expressed or implied in such statements. Differences may result from actions taken by Coinstar, Inc., as well as from risks and uncertainties beyond Coinstar, Inc.’s control. Factors that could cause or contribute to such differences include, but are not limited to, the effect of the acquisition of ACMI, the ability to successfully integrate ACMI’s and Coinstar, Inc.’s businesses, the ability to bring new and repeat customers to Coinstar® machines, the ability to obtain new agreements with potential retail partners for the installation of Coinstar units and the retention of the current agreements with our existing retail partners on terms that are not materially adverse to the company, additional potential competitors, legal or governmental regulatory action and uncertainties relating to the ultimate success of new business initiatives (including e-payment services), including but not limited to the ability to attract customers and reach agreements with retail and other partners. The foregoing list of risks and uncertainties is illustrative, but by no means exhaustive. For more information on factors that may affect future performance, please review the most recent reports filed with the Securities and Exchange Commission by Coinstar, Inc. and ACMI. These forward-looking statements reflect Coinstar, Inc.’s expectations as of July 29, 2004. Coinstar, Inc. undertakes no obligation to update the information provided herein.

Appendix A

(in thousands unless otherwise noted)

Non GAAP measures

Non GAAP measures are provided as a complement to results provided in accordance with accounting principles generally accepted in the United States of America (“GAAP”). Non GAAP measures are not a substitute for measures computed in accordance with GAAP. Definitions of such non GAAP measurements are provided below. These definitions are provided to allow the reader to reconcile non GAAP data to that calculated in accordance with GAAP. Our non GAAP measures may be different from the presentation of financial information by other companies.

1)	EBITDA represents earnings before net interest expense, income taxes, depreciation, and amortization. We believe EBITDA is an important non GAAP measure as it provides useful cash flow information regarding our ability to service, incur or pay down indebtedness and for purposes of calculating certain debt covenants. In addition, management uses such non GAAP measures internally to evaluate the Company’s performance and manage its operations. See below for reconciliation of most comparable GAAP measurements to EBITDA.

Quarter ended June 30, 2004
Net cash provided by operating activities	$21,963
Changes in operating assets and liabilities	(7,535)
Other non-cash items*	(12)
Net interest expense	110
Cash paid for taxes	139

EBITDA	$14,665

*	other non-cash items generally consist of non-cash stock-based compensation
2)	We believe free cash flow is an important non GAAP measure as it provides useful cash flow information regarding our ability to service, incur or pay down indebtedness and repurchase our common stock. Free cash flow may be reconciled from net cash provided by operating activities, the most directly comparable GAAP measure, as follows:

Quarter ended June 30, 2004
Net cash provided by operating activities	$21,963
Changes in operating assets and liabilities	(7,535)
Capital expenditures	(8,696)

Free cash flow	$5,732

Coinstar, Inc.

Consolidated Statements of Operations

(in thousands, except per share data)

(unaudited)

	Three months ended		Six months ended
	June 30, 2004	June 30, 2003	June 30, 2004	June 30, 2003
REVENUE	$47,825	$43,102	$90,877	$81,099
EXPENSES:
Direct operating	23,093	19,077	43,311	36,813
Sales and marketing	3,666	3,384	4,716	4,514
Product research and development	1,556	1,524	2,997	2,817
General and administrative	4,890	5,228	9,954	10,183
Depreciation and amortization and other	7,534	6,680	15,502	13,060

Income from operations	7,086	7,209	14,397	13,712
OTHER INCOME (EXPENSE):
Interest income and other, net	61	52	130	184
Interest expense	(126)	(336)	(372)	(694)

Income before income taxes	7,021	6,925	14,155	13,202
Income taxes	(2,470)	(2,676)	(4,987)	(5,011)

NET INCOME	$4,551	$4,249	$9,168	$8,191

NET INCOME PER SHARE:
Basic	$0.21	$0.20	$0.43	$0.38
Diluted	$0.21	$0.19	$0.43	$0.37

WEIGHTED SHARES OUTSTANDING:
Basic	21,357	21,545	21,325	21,655
Diluted	21,593	21,942	21,565	22,045

CAPITAL EXPENDITURES	$8,696	$4,969	$14,515	$11,538

Coinstar, Inc.

Consolidated Balance Sheets

(in thousands)

(unaudited)

	June 30, 2004	December 31, 2003
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$43,543	$38,882
Cash being processed	56,198	60,782
Trade accounts receivable, net of allowance of $87	2,500	—
Inventory	2,622	—
Deferred income taxes	7,337	10,161
Prepaid expenses and other current assets	3,976	3,043

Total current assets	116,176	112,868

PROPERTY AND EQUIPMENT:
Coinstar units	185,259	176,329
Computers	9,174	9,197
Office furniture and equipment	1,451	1,382
Leased vehicles	4,063	3,957
Leasehold improvements	716	705

Total property and equipment	200,663	191,570
Accumulated depreciation and amortization	(138,887)	(130,800)

Total property and equipment, net	61,776	60,770
DEFERRED INCOME TAXES	27,059	28,665
OTHER ASSETS	3,906	699
GOODWILL	3,979	454
INTANGIBLE ASSETS, net of accumulated amortization of $276 in 2004 and $138 in 2003	1,410	618

TOTAL ASSETS	$214,306	$204,074

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$9,789	$2,128
Accrued liabilities payable to retailers	56,198	60,782
Other accrued liabilities	11,445	9,513
Current portion of long-term debt and capital lease obligations	9,169	14,188

Total current liabilities	86,601	86,611
LONG-TERM DEBT AND CAPITAL LEASE OBLIGATIONS	899	3,273

Total liabilities	87,500	89,884

STOCKHOLDERS’ EQUITY:
Common stock	194,748	191,370
Accumulated deficit	(46,630)	(55,798)
Treasury stock	(22,783)	(22,783)
Accumulated other comprehensive income	1,471	1,401

Total stockholders’ equity	126,806	114,190

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$214,306	$204,074